Exhibit 10.1

 [NOTICE:  This Document Contains A Waiver Of Any Claims You Might Have Under The Age Discrimination In Employment Act. You are Advised to Consult With an Attorney Before Signing This Document]

GENERAL RELEASE & SEPARATION AGREEMENT

THIS GENERAL RELEASE & SEPARATION AGREEMENT is made and entered into by and between SIRVA, Inc., its subsidiaries and their subsidiaries including, but not limited to, Allied Van Lines, Inc. and North American Van Lines, Inc. (hereafter collectively referred to as “Company”) and Ralph A. Ford (“Associate”).

Recitals

A.            Associate’s employment with Company is terminating, and Associate wishes to receive certain compensation and benefit enhancements as described in this Agreement.

B.            Associate’s employment relationship with Company is covered by the Age Discrimination in Employment Act of 1967, as amended.

C.            As a condition to receipt of the compensation and benefit enhancements to which Associate is not otherwise entitled, the Company requires the Associate to execute a General Release & Separation Agreement satisfactory to Company.

NOW, THEREFORE, in consideration of the matters set forth in the Recitals, the parties agree as follows:

Terms and Conditions

1.             Separation. Associate hereby submits, and the Company hereby accepts, Associate’s resignation from his employment with Company, and his status as an officer, effective February 28, 2006   (“Termination Date”). Associate shall continue to receive his current pay and benefits through that date.

2.             Severance Pay and Benefits. In consideration of the execution and non-revocation of this Agreement, the Company shall pay Associate severance pay at his current base rate of pay including car allowance, beginning on the first regular pay period following the Termination Date and the expiration of this Agreement’s seven-day revocation period, and continuing for twelve (12) months. (the “Severance Period”).

Associate’s health benefits previously elected under the Company’s Benefits Plus program, including AYCO Financial Counseling and an annual Executive Physical, but excluding short and long term disability benefits and life insurance benefits, shall continue during the Severance Period. Additionally, on the first regular pay-period following the expiration of this Agreement’s seven-day revocation period, Company shall pay Associate a one-time lump-sum payment of Forty-Eight Thousand Dollars ($48,000) less applicable taxes and withholding in lieu of payment or reimbursement for any health insurance premiums to be paid by Associate after the expiration of the Severance Period.

For informational purposes only, Associate is entitled to any amounts due for unused Earned Paid Time Off (“PTO”).

If Associate had established direct deposit for his payment of wages, then the severance payments will be directly deposited into the same account and financial institution where Associate’s previous payment of wages had been directly deposited by Company, unless Associate provides otherwise below:

Name of Institution:

Account Number:

[NOTE TO ASSOCIATE: only complete the above information if you wish to change the account to where you want your severance payments directly deposited from where you currently have your payment of wages directly deposited.]

The Company shall pay to Associate, as additional consideration, the net amount of One Hundred Fifty-Four Thousand Seven Hundred Twenty-Two Dollars and 00/100s ($154,722.00). This payment shall be made within thirty (30) days following Associate’s execution of this Agreement and the expiration of the revocation period, provided the Associate has not revoked this Agreement during the revocation period.

3.             Associate acknowledges and agrees that the consideration set forth in Paragraph 2 of this Agreement is the only severance and benefit enhancement Associate shall receive by electing to execute this Agreement. Associate further acknowledges and agrees that upon payment of the amounts expressly provided for in this Agreement and payment of the amount, if any, determined by the Compensation Committee to be payable to Associate under the Company’s 2005 Management Incentive Plan, Associate shall have received full payment for all services rendered on behalf of the Company, including any amounts Associate would be otherwise entitled to receive from Company under any other compensation or incentive programs; provided, however, that nothing in this Agreement shall be construed as a waiver of Associate’s rights to exercise vested stock options, to any vested benefits under the Company’s 401(k) plan and the SIRVA Executive Retirement & Savings Plan, to continue group health insurance coverage pursuant to COBRA, or to convert group life insurance coverage to an individual policy pursuant to the terms of the applicable group policy. Company will provide Associate at Company’s expense, beginning on or about June 1, 2006, twelve (12) months of Company paid outplacement services at Kensington International. Company also acknowledges and agrees to provide Associate with written notice when he is permitted to exercise any vested stock options pursuant to the terms of the governing Stock Option Plans.

4.             In consideration of the benefits received, and to be received by Associate hereunder, Associate hereby IRREVOCABLY, VOLUNTARILY, UNCONDITIONALLY AND GENERALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Company, and each of Company’s owners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, divisions, subsidiaries, affiliates (and agents, directors, officers, employees, representatives and attorneys of such divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them (collectively “Releasees”), or any of them, from any and all charges, complaints, claims, damages, actions, causes of action, suits, rights, demands, grievances, costs, losses, debts, and expenses (including attorneys’ fees and costs incurred), of any nature whatsoever, arising out of the termination of Associate’s employment with Company, known or unknown, which Associate now has, owns, or holds, or claims to have, own, or hold, or which Associate at any time heretofore had, owned, or held, or claimed to have, own, or hold from the beginning of time to the date of this Agreement, provided, however, that nothing herein shall release Company from its indemnity obligations to Associate in accordance with the Company’s Articles of Incorporation and By-Laws.

5.             By way of specification and not by way of limitation, Associate specifically waives, releases and agrees to forego any rights or claims that Associate may now have, or may have heretofore had, against each or any of the Releasees, under tort, contract or other law of the State of Illinois or other state (including, but by no means limited to, claims arising out of or alleging wrongful discharge, breach of contract, breach of implied covenant of good faith and fair dealing, misrepresentation, interference with contractual or business relations, personal injury, slander, libel, emotional distress, mental suffering or damage to professional reputation), under the Age Discrimination in Employment Act of 1967 (ADEA), under the Worker Adjustment & Retraining Notification Act, under the Employee Retirement Income Security Act of 1974, under Title VII of the Civil Rights Act of 1964, under the Equal Pay Act, under 42 U.S.C. Section 1981, under 42 U.S.C. Section 1983, under 42 U.S.C. Section 1985, under the Vocational Rehabilitation Act of 1977, under the Illinois Human Rights Act or any other applicable state or local anti-discrimination law, under the Americans with Disabilities Act, under the Family Medical Leave Act, or under any other laws, ordinances, executive orders, rules, regulations or administrative or judicial case law arising under the statutory or common laws of the United States, any state, or any political subdivision of any state. Associate also voluntarily waives any claims or rights Associate may otherwise have against Releasees for severance, travel and expense reimbursement, or for other payments or compensation, such as under Company’s Management and/or Performance Incentive Plans, PTO Policy, Car Allowance Program and/or Severance Plan, except as otherwise set forth herein. The parties intend that the claims released be construed as broadly as possible. This is not a waiver of any claims that may arise after the date this Agreement is executed.

6.             It is understood by Associate that this Agreement is confidential, and its terms and conditions are not to be released to anyone, except where otherwise required by law, required for legitimate law enforcement or compliance purposes or where released to Associate’s immediate family, legal counsel, and tax advisor, and, with respect to the release of such information to any of them, Associate will inform them of this confidentiality provision.

7.             Associate represents and warrants that Associate has not filed any complaints or claims against Company or Releasees with any local, state or federal court or agency, and that, except as otherwise provided by law, Associate will not do so at any time hereafter for claims which arose prior to the date Associate signs this Agreement, and that if any such court or agency assumes jurisdiction on any complaint or claim against Company or Releasees which arose prior to the execution of this Agreement, Associate shall immediately request such court or agency to dismiss the matter and take all such additional steps at Associate’s sole cost and expense necessary to facilitate such dismissal with prejudice. Nothing in this Agreement shall be construed to prohibit Associate from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission.

8.             By and in consideration of the benefits to be provided by the Company hereunder, including particularly the benefits described in Paragraph 2 hereof, Associate covenants and agrees that:

A.                                   Confidentiality. Without the prior written consent of the Company, or except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Associate shall not disclose any trade secrets, customer lists, designs, information regarding product development, marketing plans, sales plans, projected acquisitions or dispositions of properties or management agreements, management organization information (including data and other information relating to members of the Board and management), operating policies or manuals, business plans, purchasing agreements, financial records, or other financial, commercial, business or technical information relating to the Company or any of its subsidiaries or information designated as confidential or proprietary that the Company or any of its subsidiaries may receive belonging to suppliers, customers or others who do business with the Company or any of its subsidiaries (collectively, “Confidential Information”) to any third person unless such Confidential Information has been previously disclosed to the public by the Company or is in the public domain other than by reason of Associate’s breach of this subparagraph.

B.                                     Non-Solicitation of Employees and Agents. Except if Associate is directly approached by another Associate of the Company, for the twelve (12) month period commencing from the effective date of this Agreement (the “Non-Solicitation Period”), Associate shall not directly or indirectly solicit, encourage or induce any person who provides services to the Company or any of its subsidiaries, whether as an employee, consultant, independent contractor or agent, or any entity which provides services to the Company or any of its subsidiaries under an agency relationship (including, without limitation, under a relationship governed by an Agency Contract) to terminate his, her or its relationship with or services for the Company or any such subsidiary and shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ or offer employment to any person who is or was employed by the Company or a subsidiary thereof unless such person, agent or entity shall have ceased to provide services to the Company and its subsidiaries or to have had a legal relationship with the Company and each of its subsidiaries for a period of at least six (6) months. Notwithstanding the foregoing, Associate further covenants and agrees he shall not solicit during the Non-Solicitation Period any business, in competition with Company, from any person or entity who has entered into an agency relationship (including, without limitation, a relationship governed by an Agency Contract) with either Allied Van Lines, Inc., North American Van Lines, Inc., and/or Global Van Lines, Inc. This subparagraph B specifically excludes responses to any general advertisements or solicitations for employment made to the general public.

C.                                     Remedies with Respect to Covenants. Associate understands and agrees that if he breaches or threatens to breach the covenants and obligations contained in Paragraphs 6, 7 or 8 of this Agreement, Company shall be entitled to the following remedies:

i.                                          Associate acknowledges and agrees that the covenants and obligations of Associate with respect to Paragraphs 6, 7, and 8 of this Agreement relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Associate understands and agrees that if he breaches or threatens to breach the covenants and obligations of Paragraphs 6, 7, or 8 of this Agreement, in any respect, Company shall be entitled to seek an injunction, restraining order or other equitable relief (without the requirement to post bond) to restrain such breach or threatened breach or otherwise specifically enforce the covenants and obligations set forth therein.

ii.                                       Associate and Company acknowledge and agree that the damages resulting from Associate’s breach of the covenants and obligations contained in Paragraphs 6, 7, and 8 of this Agreement, would be uncertain and difficult to ascertain. Associate agrees to indemnify and hold each and all of the Releasees harmless from and against any and all loss, cost, damage, or expense, including, but not limited to, attorneys’ fees, incurred by Releasees, or any of them, provided the Releasees are the prevailing party in any such legal action, as a result of Associate’s breach of the covenants and obligations contained in Paragraphs 6, 7, or 8 of this Agreement, or by the fact that any representations made by Associate in this Agreement were false when made; or

iii.                                    Associate shall forfeit any remaining severance benefits in the event of his breach of this Agreement.

9.             Associate agrees that Associate has had sufficient opportunity to review and consider this Agreement and to discuss it with anyone Associate desires and that Associate has carefully read it and fully understands all its provisions. Associate further represents and agrees that Associate has not been under any duress, coercion, or undue influence from Company or any of its representatives either during the communications which led to this Agreement or at the time of the execution of this Agreement.

10.           This Agreement sets forth the entire agreement between the parties and fully supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement. Additionally, Associate represents and acknowledges that in executing this Agreement Associate does not rely on, and has not relied on, any representation or statement made by Company or any of its directors, officers, Associates, agents or representatives, or their attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

11.           This Agreement shall be binding upon Associate and upon Associate’s heirs, administrators, representatives, executors, and successors and shall inure to the benefit of the Releasees and to their heirs, administrators, representatives, executors and successors.

12.           Should Associate file any claim against Company or any Releasee or should Associate sue Company, any Releasee or any of their directors, officers, associates, agents or representatives, or their attorneys in any administrative or judicial forum, local, state or federal, in contravention of the terms of this Agreement, Associate shall immediately forfeit the right to any further consideration provided or paid to Associate under the terms of this Agreement and shall be obligated to reimburse Company all costs and expenses, including reasonable attorneys’ fees, incurred by Company in bringing about dismissal of the claim or complaint, unless Associate promptly dismisses with prejudice such claim or complaint at no cost or expense to the Company.

13.           This Agreement is made under and shall be governed by the laws of the States of Illinois.

14.           Associate has represented and hereby reaffirms that Associate has disclosed to Company any information in Associate’s possession or within Associate’s knowledge concerning any conduct involving Company, or any of its affiliates, employees, associates, officers, directors, or agents that Associate has any reason to believe involves any false claims to the United States or is or may be unlawful or violates Company policy in any respect. Within seven (7) days of the execution of this Agreement, Associate also agrees to return all notes, reports sketches, plans, books, keys, credit cards, unpublished memoranda or other documents or property which were created, developed, generated or held or controlled by Associate and which concern or are related to the Company’s business and are the property of the Company.

Associate may retain the use of his Company issued laptop and cell phone during the Severance Period.

15.           Associate agrees to provide the Company with his full cooperation, as requested by the Company from time to time, subject to reimbursement by the Company of reasonable out-of pocket costs and expenses in accordance with the Company’s travel and expense reimbursement policies (and including advancement of attorneys’ fees, costs and other expenses as provided by the Company’s By–Laws in effect as of December 31, 2005) regarding any matter including any litigation, claims, governmental proceeding, investigation or independent review, which relates to matters with which Associate was involved or which Associate had knowledge during the term of his employment with the Company; provided, however, that such cooperation shall not materially or unreasonably interfere with Associate’s future employment or business affairs. In any proceeding involving Associate, Company will provide Associate with any documents or information reasonably requested by Associate to enable him to provide such cooperation or to otherwise participate in such proceeding. Company shall compensate Associate at the rate of $200.00 per hour for any consulting or litigation support in excess of ten (10) hours after the Termination Date. The Company agrees that it shall indemnify, defend and hold harmless Associate, to the full extent allowed by the Company’s By-Laws as in effect as of February 28, 2006 (including advancement of attorneys’ fees, costs and other expenses), for Associate’s actions taken on behalf of the Company and/or executing Associate’s duties in the course of his employment and other positions held with the Company.

16.          Knowing and Voluntary. Associate acknowledges that Company: (i) provided Associate this Agreement on January 23, 2006; (ii) advised Associate to consult an attorney prior to signing this Agreement; (iii) informed Associate that Associate could have twenty-one (21) days to consider this Agreement; and (iv) advised Associate that this Agreement shall not be effective or enforceable against Associate or Company if Associate revokes it by giving written notice to Company not later than seven (7) days after the date of signing this Agreement. Associate and Company agree that any change to this Agreement, whether material or not, will not change or re-start the twenty-one (21) day period described above. Associate further states and acknowledges that Associate has been provided 21 days by the Company to review this Agreement, and that, to the extent Associate signs the Agreement prior to the expiration of such 21 day period, Associate has done so knowingly and voluntarily in accordance with 29 C.F.R. § 1625.22(e)(6), and that in making such an election to sign the Agreement prior to the expiration of said 21 day period of time, Associate has not been induced by any fraud or misrepresentation by Company or by any threat by Company to withdraw or alter the terms of the Agreement prior to the expiration of said 21 day period of time.

17.           Except pursuant to Paragraph 15, Associate agrees that at no time hereafter will he make, issue release, or authorize any written or oral statements, derogatory or defamatory in nature about the Company, its directors, officers, employees, agents or related entities. No member of the Company’s Board or Senior Management Team (defined as the Chief Executive Officer, and his or her direct reports) shall at any time make, issue, release or authorize any written or oral statements, derogatory or defamatory in nature, about the Associate.

18.           It is the parties understanding that none of the payments under this Agreement will result in Associate being subject to the payment of interest and/or taxes under Internal Revenue Code Section 409A. In the event the parties subsequently determine, whether in connection with the issuance of final regulations under Code Section 409A or otherwise, that one or more of the payments under this Agreement will result in Associate being subject to the payment of interest and/or taxes under Internal Revenue Code Section 409A, the parties shall use their best efforts to amend this Agreement in order to avoid the imposition of any such interest or additional tax, provided that the Company shall have no obligation to agree to any amendment that would materially increase its obligations hereunder.

IN WITNESS WHEREOF, the parties do hereby KNOWINGLY and VOLUNTARILY enter into this General Release & Separation Agreement on the date last signed by both parties.

Ralph A. Ford		Company

/s/ Ralph A. Ford		By:	/s/ Todd W. Schorr
Associate’s Signature
Print Name:	Ralph A. Ford	Its:	SVP - HR
Date:	May 15, 2006	Date:	May 22, 2006